Exhibit 8.2

                   State Tax Opinion of Deloitte & Touche LLP


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                       [LETTERHEAD FOR DELOITTE & TOUCHE]


July 30, 1999

Board of Directors
Mutual Bancshares
2707 Colby Avenue, Suite 600
Everett, Washington  98201

Re: State of Washington Tax Opinion Regarding the Conversation of Mutual Bancshares from a Mutual Holding Company to a Stock Holding Company
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Dear Sirs and Madam:


In accordance with your request, set forth herein is the opinion of this firm relating to certain Washington State sales and use and business and occupation (B&O) tax consequences of the proposed conversion of Mutual Bancshares ("Mutual Holding Company") from a mutual holding company to a stock holding company, to be known as "EverTrust Financial Group, Inc." (the "Converted Holding Company")(the "Stock Conversion").

Facts

For purposes of this opinion, we have relied on: (1) the facts and assumptions set forth in and the opinion rendered in the federal income tax opinion relating to the conversion of Mutual Holding Company from mutual to stock form under section 368(a)(1)(F) of the Internal Revenue Code (the "Code") as prepared by the law firm of Breyer & Associates PC, Washington, D.C, as referenced therein (The "Federal Income Tax Opinion"); (2) The Plan of Conversion as adopted by the Mutual Holding Company's Board of Directors on 3/20/99 and 5/24/99 (the "Plan").

 Analysis

The State of Washington levies a B&O tax on the privilege of engaging in business within the state. The tax is measured by the application of rates against value of products, gross proceeds of sales, or gross income of the business.1



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1  See RCW 84.04.220.


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Board of Directors
July 30, 1999
Page - 2



The State of Washington also levies a sales tax on retail sales within the state and a use tax on the privilege of using property as a consumer in the state.2

Transactions falling within the definition of "casual or isolated sales" are exempt from both B&O tax and retail sales tax.3 A casual or isolated sale is defined as "a sale made by a person who is not engaged in the business of selling the type of property involved."4

Specifically included within the definition of a "casual or isolated sale" is any "transfer of capital assets... to the extent the transfer is accomplished through an adjustment of the beneficial interest in the business."5 The regulation specifically identifies "transfers of capital assets pursuant to a reorganization under 26 USC Section 368 of the Internal Revenue Code, when capital gain or ordinary income is not realized" as transfers which are "accomplished through an adjustment of the beneficial interest."6

The State also provides an exemption from use tax on those assets acquired "through an adjustment of the beneficial interest in the business, provided, the transferor previously paid sales or use tax on the property transferred."7

Opinion

Based upon the facts and assumptions set forth in and the opinions rendered in the Federal Income Tax Opinions, all of which are incorporated herein by reference, and our review and analysis of the Revised Code of Washington, the Plan, and the Registration Statement, it is our opinion that, provided the transaction is undertaken in accordance with the Plan, the following will be the result for Washington sales and use and B&O tax purposes:

1. Washington State B&O Tax will not apply to the Stock Conversion because the transaction qualifies as a reorganization under IRC 368 where no capital gain or ordinary income will be recognized. WAC 458-20-106 provides an exemption from B&O for casual or isolated sales. Specifically included within the definition of a casual or isolated sale is any transfer accomplished as "an adjustment of the beneficial interest in the business." For this purpose, WAC 458-20-106 specifically includes within the definition of "an adjustment of the beneficial interest in the business" a business reorganization pursuant to IRC 368 where no capital or ordinary gain is recognized.

2. Washington State retail sales tax will not apply to the transaction because the transaction qualifies as a reorganization under IRC 368 where no capital gain or ordinary income will


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2  See RCW 82.08.020; 82.12.020
3  See WAC 458-20-106; RCW 82.08.0251
4  RCW 82.40.040
5  WAC 458-20-106
6  Id.
7  Id.



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Board of Directors
July 30, 1999
Page - 3


     be recognized. RCW 82.08.0251 provides an exemption from retail sales tax for casual or isolated sales. Specifically included within the definition of a casual or isolated sale is any transfer accomplished as "an adjustment of the beneficial interest in the business." For this purpose, WAC 458-20-106 specifically includes within the definition of "an adjustment of the beneficial interest in the business" a business reorganization pursuant to IRC 368 where no capital or ordinary gain is recognized.

3. Washington State use tax will not apply to the assets acquired in transaction because the transaction qualifies as a reorganization under IRC 368 where no capital gain or ordinary income will be recognized. WAC 458-20-106 provides an exemption from use tax for property acquired in a transfer accomplished as "an adjustment of the beneficial interest in the business" provided that the transferor properly paid sales and use tax. For this purpose, WAC 458-20-106 specifically includes within the definition of "an adjustment of the beneficial interest in the business" business reorganization pursuant to IRC 368 where no capital or ordinary gain is recognized.

Our opinion is based solely upon:

a) The representations, information, documents, and facts ("representations") that we have included or referenced in this opinion letter;

b) Our assumptions (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

c) Our assumption (without independent investigation or review) that there will be timely execution, delivery, and performance as required by the representation documents;

d) The law, regulations, cases ruling and other tax authority in effect as of the date of this letter.

Our opinion is limited to those expressed above and we express no opinions with regard to any sections of the Revised Code of Washington other than those referred to above. We express no opinion with regard to the taxation of the proposed transaction described herein with regard to the federal income tax consequences or under the laws of any local, foreign or other state jurisdiction. We express the opinions contained herein as of the date of this letter only.

Our opinion is also based on, and is conditioned on the continued applicability of, the provisions of the Revised Code of Washington at the date hereof. If there are any significant changes to the foregoing tax authorities (for which we have no responsibility to advise you), it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.


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Board of Directors
July 30, 1999
Page - 4


While this opinion represents our considered judgment as to the proper tax treatment for Washington State sales and use tax and B&O tax to the parties involved, it is not binding on Washington or the state or federal courts.

This opinion letter is solely for your information, for the information of your shareholders and for inclusions in certain filings with regard to the transaction described herein as follows: (a) with the Federal Reserve as an exhibit to the Holding Company Application; (b) with the SEC as an exhibit to the Registration Statement; and (c) with the FDIC as an exhibit to the Bank's Application for Conversion. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.



Very truly yours,



/s/ Deloitte & Touche
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DELOITTE & TOUCHE LLP